Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of First Foundation, Inc. of our report dated March 17, 2025 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of First Foundation, Inc. for the year ended December 31, 2024.

/s/ Crowe LLP
Crowe LLP

Dallas, Texas

July 8, 2025